Exhibit 3.22

State of Delaware Secretary of State Division of Corporations Delivered 01:50 PM 10/03/2008 FILED 01:40 PM 10/03/2008 SRV 081011140 – 4608319 FILE

CERTIFICATE OF FORMATION

OF

ARROW PIPELINE, LLC

Pursuant to Section 18-201 of the

Delaware Limited Liability Company Act

FIRST: The name of the limited liability company is ARROW PIPELINE, LLC.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The limited liability company agreement of the Limited liability company may establish or provide for the establishment of an unlimited number of designated series of members or limited liability company interests having separate rights, powers or duties with respect to specified property or obligations of the limited liability company or profits and losses associated with specified property or obligations of the limited liability company and, to the extent provided in the limited liability company agreement of the limited liability company, any such series may have a separate business purpose or investment objective. The limited liability company shall maintain separate and distinct records for any such series and the assets associated with any such series shall be held and accounted for separately from the other assets of the limited liability company or any other series thereof. The limited liability company agreement of the limited liability company shall provide, and notice is hereby set forth, that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the limited liability company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, ARROW PIPELINE, LLC has caused this Certificate of Formation to be executed as of this 3rd day of October, 2008.

By:	/s/ Joel Frank
Joel Frank, Authorized Person